Exhibit 99.3

601 East Beardsley Avenue, Elkhart, Indiana 46514-3305

Fourth Quarter 2019 Investor Questions & Answers

Published September 30, 2019

Forward Looking Statements

Reference is made to the forward looking statements disclosure provided at the end of this document.

Executive Overview

▪	Net sales for the fourth quarter increased 23.3% to $2.31 billion, including $719.5 million in net sales from Erwin Hymer Group ("EHG"), which was acquired on February 1, 2019.

▪	Gross margin for the fourth quarter improved 140 basis points over the prior year, to 14.4%, reflecting favorable product mix, labor and warranty cost percentage improvements.

•	Net cash provided by operating activities for fiscal 2019 was $508.0 million as compared to net cash provided by operating activities of $466.5 million for fiscal 2018. To date, the Company has paid more than $480 million of principal on the debt incurred to finance the EHG acquisition.

Planning assumptions reflect:

▪	Positive long-term RV industry fundamentals in both North America and Europe. This assumption is supported by favorable demographics, consistently strong consumer confidence rates, generally favorable employment and wage trends, adequate availability of credit at historically low rates and a healthy housing market.

▪	Near-term and long-term optimism from independent dealers in both North America and Europe. Independent dealer optimism remains high, in both the near- and long-term as demand continues to be driven by favorable demographic and lifestyle growth trends, including the ongoing strength of baby-boomer customers, as well as first-time and younger buyers. Many dealers, particularly larger dealers in North America, continue to invest heavily in their businesses with new or expanded locations, added service facilities and other amenities to serve RV consumers.

▪	Wholesale Conditions in North America. We believe we are near the conclusion of the wholesale inventory imbalance and expect a return to a more direct relationship between retail and wholesale sales by the end of this calendar year. Since this inventory rationalization may continue through the first half of our fiscal year, our outlook is for a flat to modest decline in the North American markets in the near term, barring a significant macroeconomic change.

▪	Wholesale Conditions in Europe. In Europe, we believe our independent dealer inventory levels of EHG products, while elevated in certain locations, are progressing towards more normalized levels. Seasonal consumer demand in Europe typically aligns with the seasonal patterns experienced in the North American market.

▪	Effective tax rate. The Company’s overall effective tax rate for fiscal 2019 was 28.3% compared with 32.0% for fiscal 2018. The Company currently estimates its overall effective income tax rate in the mid-20% range going forward, before consideration of any discrete tax items. The actual effective tax rate will be dependent upon on the mix of foreign and domestic pretax earnings and the impact of foreign currency exchange rates.

Quick Reference to Contents

A.	Consolidated Financial Highlights	3

B.	Summary of Key Quarterly Segment Data – North American Towable RVs	5

C.	Summary of Key Quarterly Segment Data – North American Motorized RVs	6

D.	Summary of Key Quarterly Segment Data – European RVs	7

E.	Fourth Quarter and Fiscal Year 2019
	a. Fourth Quarter Operating Results	8
	b. Market and Competition	10
	c. EHG Integration	11
	d. Financial Questions	12

F.	Forward Looking Statements	13

Consolidated Financial Highlights – 4Q FY19

4Q data is for the quarters ended July 31, 2019 and 2018;

+23.3%	+140 basis points	(11.7)%

No Change	(17.8)%	(25.3)%

(1.)	Fourth-quarter 2019 results include acquisition-related costs of $2.4 million, which impacted diluted EPS by $0.03 per share. During the quarter, the Company also incurred other ongoing expenses related to the acquisition of EHG, including EHG intangible asset amortization expense of $12.8 million and interest expense on debt incurred to finance the acquisition of EHG of $30.7 million. Combined, these two items further impacted EPS by $0.57 per diluted share.

Consolidated Financial Highlights – Fiscal 2019

FY data is as of or for the applicable fiscal year ended July 31; debt is as of dates shown

(5.6)%	(160) basis points	(70.8)%

(1)	FY19 includes impact of $61.4 million step-up in assigned value of acquired inventory, that was subsequently sold during the fiscal third quarter of FY19, to fair value less cost to sell, or 0.8% of consolidated sales
(2)	In addition to the item impacting gross margin, fiscal 2019 results also include $114.9 million of acquisition-related costs, which in aggregate impact diluted EPS by $2.71 per share. In addition, ongoing amortization expense of $25.6 million, and interest expense of $66.1 million, were incurred as a result of the EHG acquisition, which also impacted fiscal 2019 results by $1.22 per diluted share.
(3)	The Company has paid down over $480 million in principal on the EHG acquisition-related debt.
(4)	Future uses and payments on ABL will be reflective of cash management actions

Summary of Key Quarterly Segment Data – North American Towable RVs

	Three Months Ended July 31, 2019	Three Months Ended July 31, 2018	% Change
NET SALES:
North American Towables
Travel Trailers and Other	$679,017	$844,753	(19.6)%
Fifth Wheels	481,517	564,114	(14.6)%
Total North American Towables	$1,160,534	$1,408,867	(17.6)%

	Three Months Ended July 31, 2019	Three Months Ended July 31, 2018	% Change
# OF UNITS:
North American Towables
Travel Trailers and Other	31,765	41,899	(24.2)%
Fifth Wheels	10,104	12,859	(21.4)%
Total North American Towables	41,869	54,758	(23.5)%

ORDER BACKLOG:	As of July 31, 2019	As of July 31, 2018	% Change
North American Towables	$693,156	$766,965	(9.6)%

	Six Months Ended June 30,
MARKET SHARE SUMMARY (a)	2019	2018
U.S. Market	45.7%	47.8%
Canadian Market	50.9%	53.4%
Combined North American Market	46.3%	48.5%

(a)	Source: Statistical Surveys, Inc. YTD June 30, 2019 vs. YTD June 30, 2018
Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment and is continuously updated, and is often impacted by delays in reporting by various states or provinces.

Thor Unit Shipments versus Industry

According to statistics published by the Recreational Vehicle Industry Association ("RVIA"), for the three months ended July 31, 2019, combined industry travel trailer and fifth wheel wholesale unit shipments decreased 15.5% compared to the same period last year. Comparisons of Company shipments to industry shipments on a quarterly basis would not necessarily be indicative of the results expected for a full fiscal year.

According to statistics published by Stat Surveys for the six-month periods ended June 30, 2019 and 2018, our North American market share for travel trailers and fifth wheels combined was 47.4% and 49.6%, respectively.

In an effort to balance market wholesale needs with maintaining or growing our gross margin levels, our subsidiaries were generally more proactive than certain of our competitors in reducing production levels when industry demand began to soften in late fiscal 2018. We expect to remain disciplined in future production levels to avoid unhealthy discounting pressures.

Summary of Key Quarterly Segment Data – North American Motorized RVs

	Three Months Ended July 31, 2019	Three Months Ended July 31, 2018	% Change
NET SALES:
North American Motorized
Class A	$158,487	$218,271	(27.4)%
Class C	214,651	180,554	18.9%
Class B	14,260	22,511	(36.7)%
Total North American Motorized	$387,398	$421,336	(8.1)%

	Three Months Ended July 31, 2019	Three Months Ended July 31, 2018	% Change
# OF UNITS:
North American Motorized
Class A	1,225	1,652	(25.8)%
Class C	3,022	2,651	14.0%
Class B	103	158	(34.8)%
Total North American Motorized	4,350	4,461	(2.5)%

ORDER BACKLOG:	As of July 31, 2019	As of July 31, 2018	% Change
North American Motorized	$458,847	$634,092	(27.6)%

	Six Months Ended June 30,
MARKET SHARE SUMMARY (a)	2019	2018
U.S. Market	36.5%	40.2%
Canadian Market	36.8%	38.0%
Combined North American Market	36.5%	40.0%

(a)	Source: Statistical Surveys, Inc. YTD June 30, 2019 vs. YTD June 30, 2018
Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment and is continuously updated, and is often impacted by delays in reporting by various states or provinces.

Thor Unit Shipments versus Industry

According to statistics published by RVIA, industry wholesale unit shipments decreased of 14.9% for the three months ended July 31, 2019. Comparisons of Company shipments to industry shipments on a quarterly basis would not necessarily be indicative of the results expected for a full fiscal year.

According to statistics published by Stat Surveys for the six-month periods ended June 30, 2019 and 2018, our North American market share for motorhomes was 36.5% and 40.0%, respectively.

We anticipated a slight downtick in market share as we pursued a disciplined approach to production in an effort to balance market wholesale needs with margin levels. Our subsidiaries were generally more proactive than certain of our competitors in reducing production levels when industry demand began to soften in late fiscal 2018, and we expect to maintain disciplined production levels to avoid unhealthy discounting pressures in the future.

Our Class B market has been impacted by the lack of availability of certain chassis in the quantity we could utilize. In addition, our Class B product, the Airstream Interstate, is focused on the high end of the market, which has not grown as fast as the mid-priced segment. To establish a position in the mid-priced segment, Thor Motor Coach has recently introduced two new products, the Sequence and Tellaro Class B motorhome brands, with a variety of innovative floorplans targeting the heart of the Class B market. In Class C, while we saw a shift in some rental business as one of our rental customers moved to diversify their supply base, both net sales and unit volumes were up for the three months ended July 31, 2019.

Summary of Key Quarterly Segment Data – European RVs

	Three Months Ended July 31, 2019	% of Segment Net Sales
NET SALES:
European
Motorcaravan	$453,191	63.0%
Campervan	106,863	14.9%
Caravan	71,403	9.9%
Other	88,012	12.2%
Total European	$719,469	100.0%

	Three Months Ended July 31, 2019	% of Segment Net Sales
# OF UNITS:
European
Motorcaravan	8,172	53.0%
Campervan	3,572	23.2%
Caravan	3,667	23.8%
Total European	15,411	100.0%

ORDER BACKLOG:	As of July 31, 2019
European	$852,675

MARKET SHARE SUMMARY (a)	Six Months Ended June 30, 2019
Motorcaravan and Campervan (1)	25.5%
Caravan	21.6%

(a)	Source: European Caravan Federation (ECF), YTD June 30, 2019

Note: Data from the ECF is subject to adjustment and is continuously updated, and is often impacted by delays in reporting by various countries (some countries, including the United Kingdom, do not report OEM-specific data and are thus excluded from the market share calculation).

(1) - The ECF reports motorcaravans and campervans together.

Fourth Quarter Operating Results

1.	Thor reported an increase in consolidated sales of $437.5 million for the fourth quarter of fiscal 2019 versus the prior year. What factors drove the sales growth?

a.	The increase in sales for the fourth quarter was a result of the addition of the revenues of the Erwin Hymer Group, which was acquired at the beginning of the fiscal third quarter. That acquisition, which comprises the European Recreational Vehicles segment, generated revenues of $719.5 million in the quarter. The increase from the European segment was partially offset by a decrease in sales in the North American Towables and North American Motorized segments.

2.	Thor's fourth quarter gross margin increased by 140 basis points on a year-over-year basis. What were the main factors causing this improvement?

a.	Our improvement of 140 basis points in consolidated gross margin was primarily the result of the North American Towables segment, which saw gross margins increase by 260 basis points, from 13.4% in the fourth quarter of 2018 to 16.0% in the fourth quarter of 2019. The improvement was the product of several key operating initiatives which drove the reductions in material, labor and warranty costs as a percentage of sales.

3.	Thor reported a decline in income before income taxes on an increase in sales for the fourth quarter of fiscal 2019. What caused this result?

a.	The decrease in income before income taxes of $14.6 million was primarily due to EHG intangible asset amortization expense of $12.8 million, new interest expense on debt incurred to finance the acquisition of EHG of $30.7 million and acquisition-related costs of $2.4 million. Absent these costs, income before income taxes would have increased commensurate with the sales increase.

4.	What was Thor's adjusted EBITDA for the fourth quarter?

a.	Although we do not generally disclose non-GAAP numbers, we recognize that many of the users of our financial statements find adjusted EBITDA useful. Below are some items within our financial statements that might be helpful in considering this question. (Fourth quarter figures can be calculated by taking the difference between the full year results reported in our annual 10-K filing less the reported year to date results from our third quarter 10-Q):

	Three Months Ended July 31, 2019	Fiscal Year Ended July 31, 2019
Income before Income Taxes (1)	$109.8 million	$184.7 million
Depreciation & Amortization (2)	$51.3 million	$148.8 million
Net Interest Expense (1)	$28.2 million	$60.0 million
Acquisition Related Costs (1)	$2.4 million	$114.9 million
Inventory Step-Up impact on Gross Profit (3)	—	$61.4 million
RSU expense (4)	$4.8 million	$18.9 million
Change in LIFO reserve (5)	$(.4) million	$3.7 million
	$196.1 million	$592.4 million
As a % of Consolidated Sales	8.5%	7.5%

(1) From the Income Statement	(2) From the Business Segments footnote	(3) From the Acquisitions footnote
(4) From the Stockholders' Equity footnote	(5) From the Inventories footnote

5.	Can you please comment on the current economic climate in the U.S., the ongoing trade war between the U.S. and China, and the impact of the combination of these factors that you are seeing on your business?

a.	The tariff situation with China is evolving on a daily basis, but we have been flexible and proactive in our responses. As primarily assemblers rather than manufacturers, the majority of our purchases are component parts rather than raw commodities. Raw commodities were some of the first areas affected by the tariffs. As the higher cost of raw materials flowed through to fabricated components and other items we purchase for use in our RVs, we have responded in a variety of ways depending on the situation. We have sourced lower-cost substitute components, obtained alternative supply sources from countries not impacted by tariffs, adjusted the contents of our units and in some cases, adjusted pricing to reflect the higher input costs. From a broader economic impact, the U.S. domestic consumer and broader economy have remained resilient during this time, with historically low unemployment, raising wage rates, an availability of both wholesale and consumer credit, and strong consumer confidence. All these factors give us confidence regarding future RV sales.

6.	How has your variable cost structure benefited your results for the quarter and year? Are you taking any additional actions to reduce costs and improve profitability?

a.	We maintain a very flexible operating model and a variable cost structure that allow us to respond to changing market conditions. With our flexible operating model, and much of our cost base being variable, the majority of our costs will increase or decrease in tandem with sales increases or decreases, which helps maintain a certain level of consistency in our margins. Regarding our flexible operating structure, as we shift to increase or reduce production we generally experience a lag of a quarter or two between implementing the changes and when we see the benefit of those changes. The fourth quarter results illustrated the benefits of these structures, among other initiatives, as we were able to achieve an increase in the gross margin percentage in North American towables despite the decrease in net sales compared to the prior year.

As for additional cost and profitability improvement initiatives, we continuously look for and implement action items that reduce costs, improve quality, enhance employee satisfaction and retention and increase efficiencies in each of our operations. Each of our operating entities focus on operational excellence and seek to realize improved performance through the implementation of specific action plans tailored for their plants while also leveraging and sharing best in class processes across operating companies.

We have also implemented a post-merger integration process that is identifying numerous areas of opportunity for further efficiencies and cost savings between Thor and EHG, and across all of our companies. Those efforts include, among others, initiatives related to:

1.	Sourcing is under the direction of our new VP of Global Sourcing which will generate cost savings on top of the favorable pricing our individual subsidiaries have already secured
2.	Leveraging our global scale in areas such as insurance spend
3.	Sharing of best practices in production process as well as back office processes
4.	Research & Development with the sharing of key technologies on both products and processes

Market and Competition

1.	What is the current state of dealer inventory? Do you still expect the inventory rebalancing process to be completed by the end of calendar 2019?

a.	The North American independent dealer inventory rebalancing continued during the fiscal fourth quarter, as North American industry wholesale shipments declined at a faster rate than retail registrations. As a result, Thor’s North American independent dealer inventory levels decreased by 25.3% to approximately 103,400 units as of July 31, 2019 compared to 138,500 units as of July 31, 2018. Thor’s North American independent dealer inventory at the end of fiscal 2019 was at its lowest point since the first quarter of fiscal 2017, and management believes dealer ordering will start to align with consumer demand by the end of calendar 2019. Barring a significant macroeconomic impact, we foresee flat to modest decline in the North American RV markets in the near term.

European dealer inventory is also going through a rebalancing, though inventories were not as high as in North America. We believe independent dealer inventory levels of EHG products in Europe, while somewhat elevated in certain locations, are now generally appropriate for seasonal consumer demand in Europe and are expected to be at a normalized level in 2020.

2.	What metrics do you monitor to gauge the health of the industry and what is your outlook for the economy in the coming year for North America? For Europe?

a.	In both North America and Europe, the indicators we look at include retail sales, employment rates, disposable income, access to credit, gasoline prices, consumer confidence and interest rates, all of which generally continue to be positive, with some pockets of uncertainty in certain markets such as in the UK due to Brexit. We also obtain frequent dealer feedback regarding current retail conditions. The present outlook is for a slight rebound of European GDP growth over the course of this year with continued robustness of domestic demand. Uncertainty will be reduced as clarity emerges about Brexit and trade policies. Our outlook calls for a return to a rationale market in the North America industry as the wholesale inventory issues dissipates. In a more macro sense, our outlook remains consistent with what we have seen to date in both North America and Europe. We will continue to monitor the key indicators referenced above but do not, at this time, see any negative trajectories that would lead us to alter our outlook. For fiscal 2020, we expect to see strong top-line growth with the addition of a full year of net sales from EHG, but since the dealer inventory adjustment may continue through the first half of our fiscal year, our outlook is flat to modest decline in the North American markets, barring a significant, negative macro change. Our long term outlook for both the North American and European markets is positive.

3.	How did the Elkhart Open House go last week? Can you comment on attendance or order trends? What about the Dusseldorf Caravan Salon, and the Hershey show? Can you provide any color on how those shows went?

a.	Overall, the recent shows have been a success. Attendance at Düsseldorf was in excess of 250,000 people and our sales were up solidly. Overall attendance at Hershey was impacted by poor weather, but even so, sales were up. At Open House, attendance was up, and dealers were enthusiastic about the outlook for 2020. Our new TMC Class B products, the Sequence and the Tellaro, were very well received and dealers were excited to see Thor broaden our offerings in the growing Class B space. Also, we received very positive feedback on the European-models of both Hymer and Niesmann + Bischoff products that we brought over to show our North American dealers as a sampling of the EHG products that we are considering bringing to the North American market.

4.	How do you differentiate yourselves from the competition in Europe and North America?

a.	In addition to having an extremely qualified and dedicated workforce and an equally dedicated dealer base throughout North America, Europe and beyond, we differentiate ourselves with our stable of many of the most well-known RV brands in both North America and Europe in our industry. We also differentiate ourselves through the production of new technologies and new features or floorplans that benefit RV consumers and which originate from the Thor family of brands, now including the EHG Group. EHG recently showcased their strong, innovative culture with the introduction of a new concept vehicle, the Vision Venture, which combines innovative engineering and new material in a collaborative effort between EHG and BASF. The introduction of this concept van, Vision Venture, was made at the Duesseldorf exposition which took place August 31 to September 8, 2019. A video show casing the concept vehicle can be viewed at https://www.youtube.com/watch?v=gLoCHhPPC_Q

EHG Integration

1.	Is EHG performing as expected?

a.	To date, EHG’s performance has met expectations. The great upside potential we saw in this transaction from the onset of the acquisition process continue to crystalize and more opportunities continue to arise. The results of the European segment for fiscal 2019, since closing on February 1, 2019, have been impacted by purchase accounting effects. Specifically, European RV gross margin for fiscal 2019 was negatively impacted by purchase accounting adjustments related to the step-up in the assigned value of acquired inventory, which was subsequently sold during the third quarter, of approximately $61.4 million or 4.1% of segment net sales for the fiscal year.

As we enter into the new fiscal year, EHG has the positive momentum from a very successful Düsseldorf show and the strong reception by dealers of the newly introduced products. We are well aligned together on the path forward, particularly around the synergy and value creation opportunities.

2.	What are the synergies you expect from the integration of EHG? How would you quantify them and when do you expect to achieve them?

a.	The synergies from the integration of EHG as the focal point of Thor’s global span are factored into our overall strategic goals laid out in the executive summary above. Our integration plan is proceeding, and we have made measurable progress in a number of areas. Working capital has been one early focus area, and a success. Collectively, net cash provided by operations for fiscal 2019 totaled more than $500 million. In part, this cash flow was generated by sharing best practices with EHG related to inventory management. We are also well on the path of adopting other global best practices, including in supply chain management and R&D. Additionally, we have created an international product transfer team that is responsible for the planning and implementation of the manufacturing, sales and distribution of EHG products in North America. Over the coming years, we will focus on applying some of the advanced production technologies currently in use at EHG to more of our US based subsidiaries.

3.	What is your plan to bring EHG products to the North American market? Are there opportunities to bring some of your North American products to the European Market?

a.	We have created an international product transfer team to target the manufacture and distribution of EHG products in the North American market. We recently showed a number of EHG products at the Elkhart Dealer Open House that we believe have the greatest potential to rapidly grow in the North American market and received valuable and favorable feedback from our dealer body. Eventually, this group will also identify opportunities to bring appropriate North American products to the European market, though this effort will require additional time and effort due to the significant differences in size and weight requirements between the two markets.

4.	EHG's SG&A costs are higher than North America, why? Is there an opportunity to lower EHG's costs?

a.	In part, the increase is due to a heavier focus on marketing and innovation. We intend to leverage that spend to the greatest extent possible to avoid duplication of efforts across Thor. There are also certain opportunities to lower EHG’s SG&A costs over time, similar with what we have experienced with past acquisitions.

Financial Questions

1.	What are your cash priorities?

a.	Our main short-term priorities for the use of current and future available cash generated from operations are reducing our indebtedness and paying regular dividends. Our long-term priorities also include funding our growth both organically and, over time, through acquisitions, and maintaining and growing our regular dividends over time. We will also consider strategic and opportunistic repurchase of shares under our share repurchase program, and special dividends as determined by the Board of Directors.

2.	How quickly do you plan to repay the debt? Are you focused on repaying the higher-rate debt first?

a.	Our desire is to pay down the debt as quickly as possible, and as we outlined in our long-term strategic priorities, our goal is to fully repay the EHG acquisition-related debt by fiscal 2025. As we look to make payments on the debt, yes, when possible we have and will focus on the higher rate, U.S. dollar denominated debt first.

3.	What level of capital expenditures do you anticipate in fiscal 2020 and what are the main capex projects that will be taken on?

a.	We anticipate capital expenditures of $135 million during fiscal 2020. Approximately half of those expenditures will be in North America and half in Europe. The North American expenditures will include the completion of the new Airstream towables facility. The remainder of the expenditures will be utilized for replacing and upgrading machinery, equipment and other assets throughout our facilities to be used in the ordinary course of business. It is important to note that our capital expenditures generally are very flexible and can be modified with short notice depending on market conditions.

4.	With your share price currently depressed, why don't you buy back stock before paying down the debt?

a.	We have maintained a conservative stance when it comes to debt throughout our history. From a practical standpoint, despite the attractive valuation of our shares currently, we place greater value on the freedom and flexibility that lowering our outstanding debt balance will provide.

Forward Looking Statements

This document includes certain statements that are “forward looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon Thor, and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others, raw material and commodity price fluctuations; raw material, commodity or chassis supply restrictions; the impact of tariffs on material or other input costs; the level and magnitude of warranty claims incurred; legislative, regulatory and tax law and/or policy developments including their potential impact on our dealers and their retail customers or on our suppliers; the costs of compliance with governmental regulation; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; interest rate fluctuations; the potential impact of interest rate fluctuations on the general economy and specifically on our dealers and consumers; restrictive lending practices; management changes; the success of new and existing products and services; consumer preferences; the ability to efficiently utilize production facilities; the pace of acquisitions and the successful closing, integration and financial impact thereof; the potential loss of existing customers of acquisitions; our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production; the loss or reduction of sales to key dealers; disruption of the delivery of units to dealers; increasing costs for freight and transportation; asset impairment charges; cost structure changes; competition; the impact of potential losses under repurchase or financed receivable agreements; the potential impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market and political conditions; the impact of changing emissions standards in the various jurisdictions in which our products are sold; and changes to investment and capital allocation strategies or other facets of our strategic plan. Additional risks and uncertainties surrounding the acquisition of EHG include risks regarding the potential benefits of the acquisition and the anticipated operating value creation, the integration of the business, the impact of exchange rate fluctuations and unknown or understated liabilities related to the acquisition and EHG's business. These and other risks and uncertainties are discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2019.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this document or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.